EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Six Months Ended
	Year Ended December 31,										June 30,
	2010		2011		2012		2013		2014		2014		2015

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$331,941		$348,519		$296,805		$159,871		$223,373		$154,914		$119,098
Add:
Gain on Sale of Real Estate (1)	1,081		3,281		261		1,847		10,512		9,459		—
Fixed Charges	284,052		286,241		326,261		335,637		345,781		166,908		171,167
	$617,074		$638,041		$623,327		$497,355		$579,666		$331,281		$290,265

Fixed Charges:
Interest Expense, Net	$204,559		$205,256		$242,599		$254,174		$260,717		$124,513		$130,985
Interest Portion of Rent Expense	79,493		80,985		83,662		81,463		85,064		42,395		40,182
	$284,052		$286,241		$326,261		$335,637		$345,781		$166,908		$171,167

Ratio of Earnings to Fixed Charges	2.2	x	2.2	x	1.9	x	1.5	x	1.7	x	2.0	x	1.7	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 and for the six months ended June 30, 2014 and 2015 was $295, $920, $55, $430, $2,205, $1,991 and $0, respectively.